EXHIBIT 10.24
Glu Mobile Inc.
Summary of Executive Bonus Plan
This is a summary of the executive (bonus plan that was created in 2004 and approved by Glu’s board of directors at a special meeting dated February 11, 2004.

Eligibility:	All V.P. and above level executives, not including the CEO.

Bonus Level:	Target bonus levels are specified to be a fixed percentage of the executive’s yearly base salary at the time the bonus is awarded. The exact percentage is specified in the executive’s employment offer letter, or as subsequently modified by the CEO.

Frequency:	Awarded on a quarterly basis, for any quarter in which the company achieves at least 90% of its quarterly corporate objectives. Pro-rated for each quarter (e.g., an executive with a target bonus of 20% would be eligible for a bonus up to 5% of his/her yearly base salary assuming the company achieved its corporate objectives).

Components of Bonus:	An executive’s total bonus is composed of three parts:
1.	40% of the bonus is awarded based on the company’s achieving at least 90% of its quarterly Revenue Plan

2.	40% of the bonus is awarded based on the company’s achieving at least 90% of its quarterly Net Income Plan

3.	20% of the bonus is awarded based on the executive’s achieving his/her individual quarterly objectives
Attainment of Corporate Objectives. There are “cliffs” associated with the attainment of the company’s quarterly corporate objectives. For components #1 and #2, the executive receives:
•	40% of that component if the company achieves at least 90% of its plan

•	70% of that component if the company achieves at least 95% of its plan

•	100%+ of that component if the company achieves at least 100% of its plan
Attainment of Individual Quarterly Objectives. Independently of the company’s quarterly objective, the executive may receive up to 100% of component #3 based on the executive’s achievement of his/her quarterly individual objectives. The executive’s manager is responsible for determining the percentage of this component (0% — 100%+) to be awarded.

Example:	Executive A has an annual salary of $150K with a target bonus of 20% ($30,000). His quarterly target bonus is thus $7,500.

In Q2 2006, the company achieves 101% of its Revenue plan, and 93% of its Net Income plan. The executive’s manager also concludes that executive A has achieved 80% of his individual objectives. The executive would receive the following amount:

(100% x 40% x $7,500) + (40% x 40% x $7,500) + (80% x 20% x $7,500) = $5,400